EXHIBIT 10.33

CONVERTIBLE LOAN AGREEMENT

This Agreement is made effective the 22nd day of November, 2004 by and between St. Jude Medical, Inc., a Minnesota corporation whose principal offices are located at One Lillehei Plaza, St. Paul, MN 55117 (“Lender”) and Conor Medsystems, Inc., a Delaware corporation whose principal offices are located at 1003 Hamilton Court, Menlo Park, CA 94025 (“Borrower”).

The parties, intending to be legally bound, agree as follows:

Article 1 Definitions

1.1	Conversion Right. “Conversion Right” means the right for the Borrower to cause the conversion of the Loan into shares under Article 5. The Conversion Right will automatically expire at 5:00 p.m. Pacific Time on the business day prior to the Maturity Date.

1.2	GAAP. “GAAP” means generally accepted accounting principles.

Article 2 The Loan

2.1	Loan. The Lender shall loan to the Borrower five million U.S. dollars ($5,000,000.00) (the “Principal”).

2.2	Repayment. The Borrower shall repay the Principal on or before November 22, 2007 (the “Maturity Date”).

Article 3 Interest and Payment of Interest

The Borrower shall owe the Lender interest at the rate of five percent (5%) per annum compounded monthly on the Principal and outstanding interest. Interest payments shall equal all outstanding interest accrued on the date of payment. The first payment of interest shall be due on January 1, 2006. Thereafter, interest payments shall be made semi-annually.

Article 4 Repayment at Maturity

If the Conversion Right has not been exercised by 5:00 p.m. Pacific Time on the business day prior to the Maturity Date, then the Borrower shall repay the Lender on the Maturity Date all Principal and accrued interest of the Loan then outstanding.

Article 5 Early Conversion and Prepayment

5.1	The Borrower shall have the right to prepay the entire Loan at any time, after giving the Lender ten (10) days prior notice of intent to prepay.

5.2	The entire Loan, including all Principal and interest, shall be immediately due and payable upon the closing of a transaction or series of related transactions resulting in the acquisition by a third party of at least 75% of the then outstanding shares of capital stock of the Borrower (directly or as a result of a merger or similar transaction) or all or substantially all of the assets of the Borrower.

5.3	In the event that the Borrower completes an initial public offering (“IPO”), the outstanding Principal plus accrued interest will automatically convert upon the closing of the IPO into shares of the Borrower’s common stock (“Conversion Shares”) at the public offering price.

5.4	Conversion Process. The Lender shall not receive any fractional shares and the Borrower will remain liable for repayment of any balance of Principal or accrued interest not converted to shares pursuant to Section 5.3.

Article 6 Representations and Warranties

A. Borrower represents and warrants that:

6.1	Organization and Corporate Power. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Borrower has the corporate power and authority to own and operate its properties and to carry on the business as now conducted. The Borrower is not in violation of any provisions of its Amended and Restated Certificate of Incorporation or Bylaws.

6.2	Execution, Delivery; Valid and Binding Agreement. The Borrower has the requisite corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder. The execution, delivery and performance by the Borrower of this Agreement have been duly and validly authorized by the board of directors (“Board”) and no other corporate proceedings on the Borrower’s part or its stockholder’s part are necessary to authorize the execution, delivery and performance by the Borrower or its stockholders of this Agreement. This Agreement has been duly executed and delivered by the Borrower and constitutes the valid and binding obligation of the Borrower enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and rules of specific performance, injunctive relief and other equitable remedies.

6.3	No Breach. The execution, delivery and performance by the Borrower of this Agreement does not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any encumbrance upon any assets of the Borrower, or require any authorization, consent, approval, exemption or other action by or notice to any governmental entity, under the provisions of the Amended and Restated Certificate of Incorporation or Bylaws of the Borrower or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which the Borrower is a party, or any applicable laws to which the Borrower is subject.

6.4	Financial Statements. The Borrower has delivered to Lender copies of (a) the audited balance sheet as of December 31, 2003 of the Borrower (the “Latest Balance Sheet”) and the audited income statement for the twelve months ended December 31, 2003 (such statement and the Latest Balance Sheet are referred to herein as the “Latest Financial Statements”) and (b) the unaudited balance sheet, as of September 30, 2004 of the Borrower (the “Quarterly Balance Sheet”) and the unaudited statements of earnings, shareholders’ equity and cash flows of the Borrower for the quarter ended September 30, 2004 (collectively, the “Quarterly Financial Statements”). The Latest Financial Statements and the Quarterly Financial Statements are based upon the information contained in the books and records of the Borrower and fairly presented the financial condition of the Borrower as of the dates thereof and results of operations for the periods referred to therein (except as may be indicated in the notes thereto). The Latest Financial Statements have been prepared in accordance with GAAP. The Quarterly Financial Statements have been prepared in accordance with GAAP applicable to unaudited interim financial statements (and thus may not contain all notes and may not contain prior period comparative data that are required to be prepared in accordance with GAAP), applied in a manner consistent with the Quarterly Financial Statements, and reflect all adjustments necessary to a fair statement of the results for the interim period(s) presented.

6.5

Absence of Undisclosed Liabilities. The Borrower has no liabilities of a type that would be required under GAAP to be reflected on a balance sheet arising out of transactions or events heretofore entered into, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events heretofore occurring, except for (a) liabilities reflected in the Quarterly Balance Sheet, (b) liabilities that have arisen after the date of the Quarterly Balance Sheet in the ordinary course of business consistent with past practice (with respect to quantity and frequency) and (c) immaterial liabilities or contingencies (none of which is an uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit).

B. Lender represents and warrants that:

6.6	Organization and Corporate Power. The Lender is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. The Lender has the corporate power and authority to own and operate its properties and to carry on the business as now conducted. The Lender is not in violation of any provisions of its Articles of Incorporation or Bylaws.

6.7	Execution, Delivery; Valid and Binding Agreement. The Lender has the requisite corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder. This Agreement has been duly executed and delivered by the Lender and constitutes the valid and binding obligation of the Lender enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and rules of specific performance, injunctive relief and other equitable remedies.

6.8	Purchase Entirely for Own Account. The Conversion Shares that may be acquired by the Lender will be acquired for investment for the Lender’s own account, not as a nominee or agent, and not with a view to the immediate resale or distribution of any part thereof, and the Lender has no present intention of selling, granting any participation in, or otherwise distributing the Conversion Shares.

6.9	Disclosure of Information. The Lender has received all the information it has requested in deciding whether to acquire the Conversion Shares.

6.10	Investment Experience. The Lender is an investor in the securities of development stage companies and it can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Conversion Shares. The Lender also represents that it has not been organized for the purpose of acquiring the Conversion Shares.

6.11	Accredited Investor. The Lender is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, as presently in effect.

6.12

Restricted Securities. The Lender understands that the Conversion Shares it may acquire are characterized as “restricted securities” under the Federal securities laws inasmuch as they are being acquired from the Borrower in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act of 1933, as amended (the “Act”), only in certain limited circumstances. The Lender also represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

6.13	“Market Stand-Off” Agreement. The Lender shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale of, any of the Conversion Shares held by the Lender for a period specified by the representative of the underwriters of common stock (or other securities) of the Borrower not to exceed 180 days following the date of the closing of the Borrower’s initial public offering.

Article 7 Covenants

7.1	Financial Statements. The Borrower shall furnish to the Lender, no later than sixty (60) days after the close of a fiscal quarter, Borrower’s unaudited quarterly financial statements as of the close of the fiscal quarter, and in the case of the fiscal year-end, Borrower shall furnish Lender the audited financial statements for the fiscal year no later than ninety (90) days after the fiscal year end.

7.2	Maintenance of Legal Validity. Borrower shall take all steps necessary to maintain its status as a corporate entity and remain in good standing in all jurisdictions in which it does business.

7.3	Compliance with Laws. The Borrower shall comply with all laws applicable to it, including, without limitation, obtaining and maintaining all permits required by it under applicable laws.

7.4	Untrue Representations. The Borrower shall promptly notify the Lender of the occurrence of any event which results in or may reasonably be expected to result in any of the representations in Article 6 being or becoming materially untrue.

7.5	Notification of Default. The Borrower shall promptly notify the Lender of the occurrence of any event of default (as described in Article 8) of which it becomes aware.

7.6

No Amendments. The Borrower shall not during the term of the Loan amend or modify or agree to any amendment or modification to its Amended and Restated Certificate of Incorporation or Bylaws which might reasonably be expected to adversely affect the interests of the Lender under this Agreement, it being understood that any amendment of the Amended and Restated Certificate of Incorporation to provide for: (i) additional series of preferred stock of the Borrower; (ii) amendments to the rights, preferences and restrictions of the existing preferred stock of the Borrower, including the amendment of dividend provisions, liquidation preferences, conversion provisions, voting rights, protective provisions and redemption provisions; (iii) a classified board of directors; (iv) the elimination of cumulative voting; (v) a change in the number of shares of authorized capital stock of the Borrower; (vi) a stock split or a reverse stock split or (vii) additional shares of common stock of the Borrower shall be deemed not to adversely affect the interests of the Lender under the Agreement.

7.7	Use of Proceeds. The Borrower shall use the proceeds of the loan for general business purposes.

7.8	No Dividends. The Borrower shall not, during the term of the Loan, declare or pay any dividends.

7.9	No Share Repurchase. The Borrower shall not, during the term of this Loan, purchase any of its own securities, other than pursuant to the terms of any restricted stock purchase agreement with an employee or director of or consultant to the Borrower.

Article 8 Default

8.1	Event of Default. The following shall be considered to be events of default:

a.	Non-Payment of Interest or Principal. The Borrower does not pay in the manner provided in this Agreement any material amount representing Principal or interest when due.

b.	Material Breach. The Borrower commits a material breach of this Agreement.

c.	Breach of Representation and Warranty. Any representation or warranty by the Borrower in this Agreement is or proves to have been materially incorrect when made.

8.2	Material Breach of Covenant. The Borrower materially breaches any covenant in Article 7.

Article 9 No Set-off

Borrower is not entitled to set-off against the Loan any amount owed to it by the Lender or in respect of any claims (including claims for breach of this Agreement or any other agreement) it may have against the Lender.

Article 10 Non-Assignment

The Lender may not assign in whole or in part the Loan or transfer all or part of its rights or obligations under this Agreement.

Article 11 Security

11.1	Security. The Borrower shall grant to the Lender a security interest in all of the Borrower’s Japanese, Australian, New Zealand, and South Korean patents and patent applications including all such patents issued now or during the term of this Loan, all such patent applications existing now or during the term of this Loan, and all regulatory permits such as Shonins and reimbursement permits in Japan, Australia, New Zealand, and South Korea. Upon Lender’s request, Borrower shall provide appropriate documentation of such security interests.

Article 12 General

12.1	Governing Law. This Agreement shall be governed by the laws of the State of Minnesota without regard to its conflicts of laws.

12.2	Notices. All notices required under this Agreement shall be given by fax or Federal Express and shall be effective when received by the recipient at the following:

Lender:	St. Jude Medical, Inc. One Lillehei Plaza St. Paul, MN 55117 Attn: Chief Financial Officer Facsimile: 651-490-4333

With a copy to:	St. Jude Medical, Inc. One Lillehei Plaza St. Paul, MN 55117 Attn: General Counsel Facsimile: 651-481-7690

Borrower:	Conor Medsystems, Inc. 1003 Hamilton Court Menlo Park, CA 94025 Attn: Chief Financial Officer Facsimile: 650-614-4125

12.3	No Waiver. No failure or delay on the part of the Lender in exercising any right under this Agreement shall represent a waiver of any such right. No single or partial exercise of any such right shall preclude any other or further exercise of such right or any other right. No waiver of any right shall be deemed to be a waiver of any other right.

12.4	Entire Agreement. This Agreement represents the entire agreement between the parties with respect to its subject matter and supercedes all other agreements between the parties, whether written or oral, with respect to its subject matter.

To Witness our agreement, the parties have caused this document to be signed by their respective officers.

ST. JUDE MEDICAL, INC.		CONOR MEDSYSTEMS, INC.

	/s/ John C. Heinmiller		/s/ Michael Boennighausen
by:	John C. Heinmiller	by:	Michael Boennighausen
its:	Executive Vice President	its:	Chief Financial Officer
and Chief Financial Officer